Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

REG NEWCO, INC.

ARTICLE I

The name of the Corporation (hereinafter called the “Corporation”) is REG Newco, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, city of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

A. The Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock (“Preferred Stock”) and Common Stock (“Common Stock”). The total number of shares of capital stock that the Corporation is authorized to issue is two hundred million (200,000,000). The total number of shares of Preferred Stock the Corporation shall have authority to issue is sixty million (60,000,000). The total number of shares of Common Stock the Corporation shall have authority to issue is one hundred forty million (140,000,000). The Preferred Stock shall have a par value of $0.0001, and the Common Stock shall have a par value of $0.0001.

B. The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issue of all or any of the undesignated shares of Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a “Preferred Stock Designation”), and as may be permitted by the General Corporation Law of the State of Delaware. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of share of such series.

C. The powers, preferences rights, restrictions, and other matters relating to the Common Stock are as follows:

1. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

2. Voting Rights. Except as otherwise required by law or this Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.

3. Dividends. Subject to the preferential rights of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in case, in property or in shares of capital stock.

4. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by law or this Certificate of Incorporation, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation shall have the power, subject to the rights of any holders of Preferred Stock that may be in existence at such time, both before and after receipt of any payment for any of the Corporation’s capital stock, to adopt, amend, repeal or otherwise alter the Bylaws of the Corporation without any action on the part of the stockholders; provided, however, that the grant of such power to the Board of Directors of the Corporation shall not divest the stockholders of nor limit their power, to adopt, amend, repeal or otherwise alter the Bylaws.

ARTICLE VI

Elections of directors need not be by written ballot.

ARTICLE VII

The name and mailing address of the incorporator is:

John A. Gerken

c/o Wilcox, Polking, Gerken, Schwarzkopf & Copeland, P.C.

115 K Lincolnway, Suite 200

Jefferson, IA 50129

ARTICLE VIII

The Corporation reserves the right to adopt, repeal, rescind or amend in any respect any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE IX

A. A director of the Corporation shall, to the full extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

B. The Corporation shall, to the fullest extent permitted by law and to the extent authorized from time to time by the Board of Directors of the Corporation, grant rights to indemnification and to the advancement of expenses to any person made or threatened to be made a party to an action or proceeding whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

C. Neither any amendment nor repeal of this Article IX nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. If the Delaware General Corporation Law hereafter is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE X

A. No share of capital stock of the Corporation now or hereafter issued shall be sold, pledged, or otherwise transferred, in whole or in part, voluntarily or involuntarily, by any stockholder, such stockholder’s executor, administrator, trustee in bankruptcy, receiver or other representative, or by any other person, to any person, unless and until the prior written consent of the Corporation has first been obtained. This general restriction on transfer shall remain in effect until the earlier of the following occurrences:

1.	One hundred eighty (180) days after the effective date of a registration statement relating to the Corporation’s first firm commitment underwritten public offering of its common stock registered under the Securities Act of 1933, as amended (the “IPO”), provided that such 180-day period may be extended for not more than eighteen (l8) days if such extension is reasonably necessary to allow the Corporation’s underwriters to comply with FINRA Conduct Rule 2711 (or any similar successor rule); or

2.	December 31, 2010 at 5:00 p.m. New York time plus up to an additional one hundred eighty (180) days after the effective date on or before December 31, 2010 of a registration statement relating to the IPO, provided that such 180-day period may be extended for not more than eighteen (18) days if such extension is reasonably necessary to allow the Corporation’s underwriters to comply with FINRA Conduct Rule 2711 (or any similar successor rule).

B. The transfer restrictions provided for in section A of this Article X shall not apply to the following permitted transfers, provided that the restrictions shall continue to apply to the shares transferred in a permitted transfer:

1.	A transfer to a partner, member, stockholder, subsidiary or other affiliate of the stockholder, whether voluntarily or by operation of law;

2.	A transfer to an entity that is the legal successor of the stockholder;

3.	A transfer in accordance with a marital dissolution decree issued by a court of competent jurisdiction;

4	A bona fide gift;

5.	A transfer by will or intestacy;

6	A transfer by a stockholder, which is a trust, to the principal beneficiaries of that trust;

7.	A transfer by a stockholder, who is an individual, to a member of such stockholder’s family or to a revocable trust for estate planning purposes; or

8.	A transfer pursuant to a bona fide pledge of shares for collateral purposes.

C. The transfer restrictions provided for in section A of this Article X shall not apply to the sale of shares in the IPO nor shall any transfer restrictions continue with respect to any such shares sold in the IPO.

D. Any certificates evidencing shares of capital stock of the Corporation shall bear a legend referring to the above transfer restrictions.

I, THE UNDERSIGNED, being the incorporator herein before named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 28th of April 2009.

/s/ John A. Gerken
John A. Gerken, Incorporator